UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of MicroVision Inc. (the “Company”), the Company filed a definitive proxy statement, an accompanying proxy card and additional proxy solicitation materials with the U.S. Securities and Exchange Commission. On May 7, 2020 at 5:00 p.m. Eastern Time, the Company held its earnings call for the first quarter ended March 31, 2020 (the “Earnings Call”). Below are excerpts of the transcript of the Company’s Earnings Call discussing the Annual Meeting.

[ . . .]

Sumit Sharma

Let me now address our upcoming Annual Shareholder Meeting on May 19th, which will be a virtual online meeting this year because of the COVID-19 pandemic. Specifically, I would like to discuss one key shareholder proposal that I believe is vital to our efforts to enhance shareholder value.

Proposal 3 asks shareholders to approve a reverse stock split, if necessary, to remain listed on the Nasdaq Global Market. Approval of Proposal 3 provides the Company with needed flexibility which is important in light of our efforts to complete a strategic transaction including a sale or merger of the Company. There are two key points I would like to highlight to support approval of this proposal.

First and foremost, approval of Proposal 3 will provide the Company with the necessary tools to maintain the liquidity and value of our investors’ shares. Delisting would make MicroVision less appealing to institutional investors and limit the pool of potential investors which would make it more difficult for our investors to obtain a quote or sell their shares. As we explore potential transactions it is very important to maintain liquidity of our investors’ shares.

Secondly, Proposal 3 provides flexibility enhancing our ability to consider and possibly facilitate a tender offer or exchange of shares in the event of a sale or merger, which are among the opportunities we are exploring to maximize shareholder value.

MicroVision’s Board of Directors, of which I am a member, understands that some shareholders may be reluctant to approve this proposal. However, we believe, for the reasons I just mentioned and others noted in our Proxy, it is in our best interest as shareholders to approve this key proposal. Additionally, two leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, both recommended that MicroVision shareholders vote FOR Proposal 3 to approve a reverse stock split, as well as to vote FOR Proposal 2 to approve an increase in the number of authorized shares of common stock. For those not familiar with ISS and Glass Lewis, both firms are widely recognized as leading independent institutional proxy advisory firm in the United States, and their analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and fiduciaries throughout the world.

[ . . . ]

Steve Holt

Let me conclude by re-iterating what Sumit said. We believe approval of the Proxy proposals are important to maintain our listing on the Nasdaq Global Market and are needed to support our ongoing efforts to maximize shareholder value as we continue to discuss strategic opportunities with other companies.

[ . . . ]